Prospectus Supplement

(to Prospectus dated September 1, 2011)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-140331

5,000,000 Shares of Common Stock

This Prospectus Supplement No. 1 updates the prospectus dated September 1, 2011, relating to the sale from time to time of up to 1,000,000 shares of our common stock, $0.001 par value per share and 4,000,000 shares of common stock issuable upon exercise of warrants which may be offered by the selling shareholders identified in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus and all previous supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

We are filing this prospectus supplement to reduce the number of shares of common stock issuable upon the exercise of warrants by F. Stephen Allen by 50,000 shares and to reflect the extension of the warrant expiration date to June 21, 2017. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Shareholders” beginning on page 22 of the prospectus, as amended and supplemented, other than to update the ownership information for F. Stephen Allen as of December 22, 2015.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
F. Stephen Allen(1)	950,000	950,000	0	0

*	Less than one percent.

(1)	Represents shares of common stock issuable upon exercise of warrants at $3.55 per share. The warrants expire on June 21, 2017.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 24, 2015.